Exhibit 10.2

ATLAS AIR WORLDWIDE HOLDINGS, INC.

AMENDED AND RESTATED PERFORMANCE SHARE UNIT AGREEMENT

THIS AMENDED AND RESTATED PERFORMANCE SHARE UNIT AGREEMENT, dated as of             , 2016 (the “Agreement”), is between Atlas Air Worldwide Holdings, Inc. (the “Company”), a Delaware corporation, and «First_Name» «Last_NAME» (the “Employee) amends and supersedes the Performance Share Unit Agreement between the Company and the Employee dated as of February 11, 2016 with respect to the Performance Share Award (as defined below) granted to the Employee on February 11, 2016.

1. Award of Performance Share Units. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference and subject to the other provisions of this award, the Employee is hereby awarded «Target_PSUs» performance share units (“Performance Share Units”), which constitute the right to receive, without payment, (i) up to «Max_PSUs» shares of common stock of the Company upon the Company’s satisfaction of certain performance criteria as described in Section 2 below (the “Unit Delivered Shares”), and (ii) the right to receive, without payment, additional shares of common stock on the same basis as the Unit Delivered Shares, equal in value (determined as hereafter provided) to the dividends, if any, which would have been paid with respect to the common stock underlying the Unit Delivered Shares had such Unit Delivered Shares been issued to the Employee on the Date of Grant, as defined below (the “Deferred Dividend Shares”), in each case subject to the terms and conditions of the Plan and those set forth herein. For purposes of (ii), the number of Deferred Dividend Shares with respect to any dividend shall be calculated as of the date on which the dividend is paid to holders of Company common stock. For the avoidance of doubt, no shares of Stock (including Deferred Dividend Shares) shall be payable in respect of the Unit Delivered Shares if the Unit Delivered Shares are forfeited, and no Deferred Dividend Shares shall be payable in respect of any dividend for which the record date falls on or after the date on which the Employee or other person entitled to the Unit Delivered Shares becomes the record owner of such shares of Stock for dividend record-date purposes. If the number of shares of Stock (including Deferred Dividend Shares) deliverable with respect to the Performance Share Units includes a fractional share, the value of such fractional share (determined as of the trading day immediately preceding the delivery date described in Section 2(c) or 2(f) below) shall be payable in cash in lieu of such fractional share. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan.

The Unit Delivered Shares and the Deferred Dividend Shares are collectively referred to herein as the “Performance Share Award” or “this award.” The Performance Share Award is granted on February 11, 2016 (the “Date of Grant”).

2. Vesting; Delivery of Stock; Termination of Employment.

(a) Vesting Generally. Subject to the following provisions of this Section 2 and the other terms and conditions of this Agreement, the Performance Share Award shall become vested (meaning that the Employee shall be entitled to receive a certain number of shares of the Company’s common stock (or other consideration to the extent provided in Section 2(f) below)) in respect of each Performance Share Unit as determined pursuant to Section 2(b)) if, and only if: (x) the Employee remains continuously employed by the Company or its subsidiaries from the date hereof until the end of the Performance Period, as defined below, (y) there is a termination of Employment of the Employee pursuant to Section 2(d) or 2(e), as further provided in such Sections, or (z) the conditions of Section 2(f) are satisfied on or before the last day of the Performance Period.

(b) Determination of Number of Unit Delivered Shares Upon Satisfaction of Performance Criteria. Notwithstanding anything to the contrary in this Agreement but subject to Section 2(f) below, shares of the Company’s common stock underlying the Performance Share Award will only become deliverable by the Company in respect of vested Performance Share Award and only upon satisfaction of the achievement of certain internal ROIC and EBITDA Growth levels as described below (the “Performance Criteria”) during the period beginning January 1, 2016 and ending December 31, 2018 (the “Performance Period”). The number of Delivered Shares and Deferred Dividend Shares in respect of each vested Performance Share Unit, if any, shall be determined in accordance with Annex A hereto (the “Performance Unit Plan Schedule”). Performance Share Units are originally awarded on the basis of one Performance Share Unit to one Unit Delivered Share, subject to adjustment depending on the level of achievement set forth in the Performance Unit Plan Schedule. Intermediate values between specified levels of ROIC and EBITDA are determined by straight line interpolation.

(1) “ROIC” for the Company shall be an average of the Company’s actual ROIC for 2016, 2017 and 2018 and shall mean a fraction where the numerator is NOPAT and the denominator is Average Invested Capital, in each case calculated in accordance with United States generally accepted accounting principles (“GAAP”). “NOPAT” is defined as operating income minus Cash Tax Paid. “Cash Tax Paid” is defined as income taxes as reflected on the income statement minus deferred taxes as reflected on the cash flow statement. “Average Invested Capital” is defined as the average of the beginning and ending Invested Capital during the year. “Invested Capital” is defined as capital lease obligations, plus short and long term debt plus total stockholders’ equity minus an amount equal to cash and cash equivalents. Invested Capital shall exclude investment amounts associated with aircraft acquisition until the first time that such aircraft is flown under a customer contract at which time all amounts accrued with respect to such aircraft shall be considered in the Average Invested Capital calculation from such date. Invested Capital shall be reduced by the amount of any investments held in the Company’s direct or indirect debt securities that remain outstanding and that have not otherwise been defeased.

(2) “EBITDA” for the Company shall mean income from continuing operations before interest, income taxes, depreciation expense and amortization expense. EBITDA Growth shall be calculated by averaging the percentage increase or decrease in EBITDA for each of the three years ended December 31 in the Performance Period. EBITDA increase or decrease for each twelve month period shall be calculated by subtracting EBITDA for the twelve months ended December 31 for the prior year from EBITDA for the twelve months ended December 31 for the current year and dividing the resulting difference in EBITDA by the EBITDA for the twelve months ended December 31 for the prior year.

(3) In the calculation of EBITDA Growth and ROIC, amounts objectively demonstrated to be attributable to the following items will not be taken into account: (i) any gain or loss resulting from changes in accounting principles; (ii) results from discontinued operations as defined by GAAP as well as any costs related to impairments, restructurings or other discontinued activities; (iii) any impact associated with warrants issued in conjunction with Project Andromeda; (iv) any loss or gain resulting from the early extinguishment or restructuring of any debt or lease and the write-off of fees, deferred costs or debt discounts on the early extinguishment or restructuring of any debt or lease; (v) any pre-operating costs associated with Project Andromeda (vi) any integration and transition costs associated with the acquisition of Southern Air and related entities (vi) any loss or gain on the sale of aircraft, engines or other aircraft parts; (vii) any costs related to retention or recruitment or termination of officers (including, without limitation, sign-on bonuses, off-cycle cash bonuses, off-cycle equity grants, search fees, relocation and related expenses and compensation expense resulting from the accelerated vesting of equity-based awards under retirement or severance agreements); (viii) any costs related to collective bargaining, other labor negotiations, grievances or other disputes involving labor unions or flight attendants; (ix) any fees of outside advisors (including, without limitation, lawyers, accountants, bankers and rating agencies), or secondees (collectively, “Fees”) associated with refinancing or restructuring of existing financings, or business acquisitions, dispositions, mergers or combinations, joint ventures, or corporate finance transactions (including capital markets transactions); (x) Fees incurred after January 1, 2016 associated with antitrust investigations and related lawsuits in the U.S., U.K., Netherlands and elsewhere, as well as payment of any fines or penalties for such investigations or actions or any countries’ antitrust investigations and any settlement of any related matters; and (xi) Fees associated with any Brazilian customs or labor claims or investigations, as well as payment of any related fines, penalties or deposits. These adjustments shall be made on an “After-tax basis” with respect to ROIC and on a pre-tax basis with respect to EBITDA. “After-tax basis” shall mean the product of the amount of each non-recurring item times the difference between one and the ratio between allocable Cash Tax Paid for each item and the Company’s consolidated worldwide pre-tax income for the respective fiscal year or 12-month measurement period. The ROIC ratio will exclude the unconsolidated results of Polar Air Cargo Worldwide, Inc.

(c) Delivery of Unit Delivered Shares. In connection with the completion of performance, the Committee shall certify, in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), whether and at what level the Performance Criteria have been achieved. For the purposes of this Agreement, the term “Determination Date” means the date in 2019 on which the Committee makes such certification. Subject to the terms of this Agreement and satisfaction of any withholding tax liability pursuant to Section 5 hereof, as soon as reasonably practicable following the Determination Date, but in any event no later than March 15, 2019, the Company shall deliver to the Employee a certificate or certificates or shall credit the Employee’s account so as to evidence the number of Unit Delivered Shares and Deferred Dividend Shares, if any, to which the Employee is entitled hereunder, as calculated in accordance with Section 2(b) above.

(d) Death, Disability or Retirement.

(1) In the event of death or a termination by the Company of the Employee’s Employment by reason of the Employee’s Disability occurring after the date hereof, but before the end of the Performance Period and before the occurrence of a Change in Control of the Company (as defined below), the portion of the Performance Share Award that will vest is calculated by dividing the number of days from January 1, 2016 until the date of Disability or death, by the total number of days in the Performance Period, multiplied by the number of Unit Delivered Shares and Deferred Dividend Shares in respect of each Performance Share Unit, if any, earned on the basis of actual achievement level of the Performance Criteria in the Performance Unit Plan Schedule.

(2) In the event of a termination of Employment by reason of the Employee’s Retirement before the end of the Performance Period and before the occurrence of a Change in Control of the Company (as defined below), the Performance Share Award will vest in full, in respect of each Performance Share Unit, if any, earned on the basis of actual achievement level of the Performance Criteria in the Performance Plan Schedule.

(3) Any former Employee, upon Disability or Retirement, or the estate of an Employee, upon death, will continue to hold the vested portion of the Performance Share Award, subject to the restrictions and all terms and conditions of this Agreement, until delivery of Shares pursuant to Section 2(c). Subject to Section 2(f), the appropriate number of Unit Delivered Shares and Deferred Dividend Shares, if any (calculated as provided in Section 2(b)) shall not be delivered until the completion of the Performance Period and the Determination Date. For purposes of this Agreement, a termination of Employment shall be deemed to be by reason of “Disability” if immediately prior to such termination of Employment, the Employee shall have been continuously disabled from performing the duties assigned to Employee for a period of not less than six consecutive calendar months and such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months. For purposes of this Agreement, “Retirement” shall mean the a termination of the Employee’s Employment with the Company for any reason other than Cause on or after the Employee’s attainment of age sixty (60) and ten (10) years of service with the Company; provided, however, that a voluntary resignation from Employment shall not be considered Retirement for purposes of this Agreement unless (i) the Employee shall have given not less than six (6) months’ advance written notice of such resignation to the Chair of the Board of Directors of the Company (or such lesser period of notice as may be determined by the Board of Directors) and (ii) such advance written notice shall have been given on or after April 1, 2017.

(e) Termination by the Company Not For Cause. In the event of termination of Employment of the Employee by reason of an involuntary termination by the Company and its subsidiaries not for Cause occurring after the date hereof, but before the end of the Performance Period and before the occurrence of a Change in Control of the Company (as defined below), the portion of the Performance Share Award that will vest is calculated by dividing the number of days from January 1, 2016 until the date of the termination of Employment by reason of an involuntary termination not for Cause, by the total number of days in the Performance Period, multiplied by the number of Unit Delivered Shares and Deferred Dividend Shares in respect of each Performance Share Unit, if any, earned on the basis of actual achievement level of the Performance Criteria in the Performance Unit Plan Schedule. Any former Employee, upon termination of Employment not for Cause under this Section 2(e), will continue to hold the vested portion of the Performance Share Award, subject to the restrictions and all terms and conditions of this Agreement, until delivery of Shares pursuant to Section 2(c) or 2(f).

Subject to Section 2(f), the appropriate number of Unit Delivered Shares and Deferred Dividend Shares, if any (calculated as provided in Section 2(b) shall not be delivered until the completion of the Performance Period and the Determination Date. For purposes of this Agreement, “Cause” shall mean (i) the Employee’s refusal or failure (other than during periods of illness or disability) to perform the Employee’s material duties and responsibilities to the Company or its subsidiaries, (ii) the conviction or plea of guilty or nolo contendere of the Employee in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company or any of its subsidiaries including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material policy of the Company or any of its subsidiaries, including, without limitation, a violation of the laws against workplace discrimination.

(f) Change in Control.

(1) Immediately prior to a Change in Control of the Company (as defined below) unless in connection therewith this award is assumed (or a substitute award granted) pursuant to Section 7(a)(1) of the Plan, the Performance Criteria in the Performance Criteria Schedule of this award, if this award is then outstanding, shall be deemed to have been satisfied based on assumed achievement at the 200% achievement level (“Deemed CIC Achievement”) and this award shall be deemed fully vested on such basis and the Unit Delivered Shares and Deferred Dividend Shares underlying this award shall be delivered or paid to the Employee within ten (10) days following the Change in Control of the Company. Notwithstanding the immediately preceding sentence but subject to the fourth sentence of this Section 2(f)(1), if in connection with the Change in Control of the Company, this award is assumed (or a substitute award granted) pursuant to Section 7(a)(1) of the Plan, this award shall become vested only if (A) the Employee remains continuously Employed by the Company or its subsidiaries until the end of the Performance Period, in which case this award will become fully vested at the end of the Performance Period, or (B) there is a Change in Control Termination before the end of the Performance Period, in which case this award will become fully vested in connection with the Change in Control Termination. In the case of either (A) or (B), there shall be delivered or paid to the Employee, within ten (10) days following vesting, the Unit Delivered Shares and Deferred Dividend Shares underlying this award, determined on the basis of the Deemed CIC Achievement. In the event of a Change in Control of the Company, notwithstanding anything in this Section 2(f)(1) to the contrary, if the Employee is or will become eligible for Retirement prior to the last day of the Performance Period, then this award shall become fully vested on, and the Unit Delivered Shares and Deferred Dividend Shares underlying this award, determined on the basis of the Deemed CIC Achievement, shall be delivered or paid to the Employee within ten (10) days following, the later of the date on which the Employee becomes eligible for Retirement and a Change in Control of the Company, to the extent necessary for such payment to qualify as a “short-term deferral” within the meaning of Section 1.409A-1(b)(4) of the Treasury regulations. For the avoidance of doubt, if a there is a Change in Control Termination before the end of the Performance Period and before the date on which the Employee becomes eligible for Retirement, then this award will become fully vested in connection with the Change in Control Termination and the Unit Delivered Shares and Deferred Dividend Shares underlying this award, determined on the basis of the Deemed CIC Achievement, shall be delivered or paid to the Employee within ten (10) days following such Change in Control Termination.

(2) For purposes of this Agreement, the following definitions shall apply:

a. “Change in Control Termination” means the termination of an Employee’s Employment following a Change in Control of the Company (I) by the Company and its subsidiaries not for Cause, (II) by the Employee for “Good Reason” (as defined below), or (III) by reason of the Employee’s death or Disability (as defined in Section 2(d)).

b. “Change in Control of the Company” means a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company, which generally will include the following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance:

(1) a transfer or issuance of stock of the Company, where stock in the Company remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not be considered a change in control for purposes of this Section 2(f));

(2) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of the Company (however, if a person or group is considered to control the Company within the meaning of this sentence (i.e., owns stock of the Company possessing 30% of the total voting power of the Company), then the acquisition of additional control will not be considered a change in control for purposes of this Section 2(f));

(3) the replacement of a majority of members of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the appointment or election; or

(4) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of the Company immediately after the transfer, will not be considered a change in control for purposes of this Section 2(f)).

c. “Good Reason” means (i) a material reduction in the Employee’s duties and responsibilities from those of the Employee’s most recent position with the Company, (ii) a reduction of the Employee’s aggregate salary, benefits and other compensation (including any incentive opportunity) from that which the Employee was most recently entitled during Employment other than in connection with a reduction as part of a general reduction applicable to all similarly-situated employees of the Company, or (iii) a relocation of the Employee to a position that is located greater than 40 miles from the location of such Employee’s most recent principal location of Employment with the Company; provided, however, that the Employee will be treated as having resigned for Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Employee must terminate his or her Employment not later than 30 days following the end of such cure period.

(g) Other Terminations of Employment. Except as provided for herein or in the Plan, any termination of Employment of the Employee occurring prior to the end of the Performance Period (including a termination of Employment initiated by the Employee) shall result in the immediate and automatic termination and forfeiture of the Performance Share Award.

3. Transfer. Any shares of the Company’s common stock underlying the Performance Share Award that are delivered pursuant to Section 2 may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof. This award itself shall not be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part.

4. Expenses of Issuance of Shares. The issuance of stock certificates hereunder shall be without charge to the Employee. The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of the common stock underlying the Performance Share Award.

5. Tax Withholding. No shares or cash will be issued or paid under this award unless the Employee pays (or makes provision acceptable to the Company for the prompt payment of) an amount sufficient to allow the Company to satisfy its tax withholding obligations, as determined by the Company. To this end, the Employee shall either:

(a)	pay the Company the amount of tax to be withheld (including through payroll withholding if the Company determines that such a payment method is acceptable),

(b)	deliver to the Company other shares of Stock owned by the Employee prior to such date having a fair market value, as determined by the Committee, not less than the amount of the withholding tax due, which either have been owned by the Employee for more than six (6) months or were not acquired, directly or indirectly, from the Company,

(c)	make a payment to the Company consisting of a combination of cash and such shares of Stock, or

(d)	if this award is being settled in Stock, request that the Company cause to be withheld a number of vested shares of Stock having a then fair market value sufficient to discharge minimum required federal, state and local tax withholding (but no greater than such amount).

In no event shall the payment or withholding of taxes be made later than the end of the payment period prescribed in Sections 2(c) or 2(f), as applicable. In the event the Employee fails to timely pay or timely elect withholding of taxes in the manner described in Section 5(a), (b), (c) or (d), the Company reserves the right to withhold cash or a number of vested shares of Stock having a then fair market value sufficient to discharge minimum required federal, state and local tax withholding (but no greater than such amount).

6. Section 409A of the Code. Performance Share Awards granted pursuant to this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 as amended from time to time and guidance issued thereunder and shall be construed accordingly. Notwithstanding anything to the contrary in this Agreement, if at the time of the Employee’s termination of Employment, the Employee is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b), as determined by the Company in its reasonable good faith discretion or (B) other amounts or benefits that are not subject to the requirements of Section 409A. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Atlas to be a specified employee under Treasury regulation Section 1.409A-1(i). Notwithstanding anything to the contrary in this Agreement, neither the Company, nor any subsidiary, nor the Committee, nor any person acting on behalf of the Company, any subsidiary, or the Committee, shall be liable to the Employee or to the estate or beneficiary of the Employee by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A of the Code.

7. References. References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

8. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue

Purchase, New York 10577

Attention: General Counsel

If to the Employee:

At the Employee’s most recent address shown on the Company’s corporate records, or at any other address which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws of any jurisdiction which would cause the application of law, other than the State of New York, to be applied.

10. Rights of a Stockholder. The Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Unit Delivered Shares or Deferred Dividend Shares. Once the Unit Delivered Shares and Deferred Dividend Shares vest and the shares of Stock underlying those units or shares have been delivered, but not until such time and only with respect to the shares of Stock so delivered, the Employee shall have the rights of a stockholder, including, but not limited to, the right to vote and to receive dividends.

11. No Right to Continued Employment. This Performance Share Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Performance Share Award interfere with the right of the Company to terminate the Employee’s employment at any time.

12. Provisions of the Plan. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. This Agreement and the awards and grants set forth herein shall be subject to and shall be governed by the terms set forth in the Plan, a copy of which has been furnished to the Employee and which is incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

13. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

14. This Agreement and the payment of the Performance Share Award are intended to be exempt from the requirements of Section 409A of the Code and guidance issued thereunder and shall be construed accordingly. Notwithstanding the above, neither the Company, nor any subsidiary, nor the Committee, nor any person acting on behalf of the Company, any subsidiary, or the Committee, shall be liable to the Employee or to the estate or beneficiary of the Employee by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A of the Code.

[SIGNATURE PAGE FOLLOWS AS A SEPARATE PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Performance Share Unit Agreement as of the date first above written.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:
Name:	Adam R. Kokas
Title:	Executive Vice President, General Counsel, Secretary and Chief Human Resources Officer

Employee